Exhibit 99.1

Investor Relations and Media Contact
Christina Hachikian
847/653-7166

Taylor Capital Group Completes

Capital Transaction

CHICAGO, IL – March 29, 2011 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the holding company for Cole Taylor Bank, one of Chicago’s leading middle market commercial banks, today announced that it has completed its previously disclosed $25 million capital raise.

On March 28, 2011, the Company closed the previously announced $25 million private placement of 1,000,000 shares of convertible Preferred Series F with investors that included Harrison I. Steans, Jennifer W. Steans and Bruce W. Taylor, as well as other members of the Steans family, Prairie Capital and several other existing Taylor Capital investors. The Company then obtained stockholder approval today to convert the $25 million of Preferred Series F into shares of the Company’s common stock (or in the case of some shareholders to Preferred Series G shares, a nonvoting, common equivalent). For each share of preferred stock purchased, an investor received 2.5 share of common or Series G shares, for a conversion price of $10.00 per share for both the common stock and the Preferred Series G. A total of 2,280,000 shares of common stock were issued, and 220,000 shares of Preferred Series G were issued.

In commenting on the capital raise, Mark A. Hoppe, President and CEO of Taylor Capital Group, said, “Our investors and management team are committed to our long term strategy and growth plans. Their support, as evidenced by this additional investment in our organization, continues to validate the vision we share for our organization.”

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.5 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the banking needs of closely held businesses and the people who own and manage them. Cole Taylor is a member of the FDIC and an Equal Housing Lender.